Exhibit 99.1

DRAFT – Not For Immediate Release

Contact:
Patrick Pedonti
Chief Financial Officer
Tel: +1-860-298-4738
E-mail: InvestorRelations@sscinc.com

SS&C Announces Partial Redemption of 11 3/4% Senior Subordinated Notes

WINDSOR, CT – February 15, 2011 — SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of financial services software and software-enabled services, today announced that its subsidiary, SS&C Technologies, Inc., has issued a notice of redemption for $66,625,000 in aggregate principal amount outstanding of its 11 3/4% Senior Subordinated Notes due 2013, at a redemption price equal to $1,029.375 per $1,000 of principal amount, plus accrued and unpaid interest on such amount to, but excluding, March 17, 2011. Upon completion of the redemption, $66,625,000 in aggregate principal amount of the notes will remain outstanding.

Interest on the redeemed portion of the notes will cease to accrue on and after March 17, 2011. The redemption is being funded with a portion of the cash proceeds from the common stock offering of SS&C Technologies Holdings, Inc., together with existing cash resources.

A Notice of Redemption is being distributed by Wells Fargo Bank, the trustee for the notes, to the registered holders of the notes. Copes of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from Wells Fargo Bank by calling 800-344-5128, option 0.

About SS&C Technologies Holdings, Inc.
SS&C is a global provider of investment and financial software-enabled services and software focused exclusively on the global financial services industry. Founded in 1986, SS&C has its headquarters in Windsor, Connecticut and offices around the world. 5,000 financial services organizations, from the world’s largest to local financial services organizations, manage and account for their investments using SS&C’s products and services. These clients in the aggregate manage over $16 trillion in assets.

Additional information about SS&C is available at www.ssctech.com.

Follow SS&C on Twitter at @ssctechnologies.